EXHIBIT 4.2

THE BANK OF HAWAII CORPORATION

DESCRIPTION OF SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The Common Stock, with par value of $.01 per share (“Common Stock”), the Depository Shares, each representing 1/40th Interest in a Share of 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, with a par value $0.01 per share (“Series A Preferred Stock”),and the Depository Shares, each representing 1/40th Interest in a Share of 8.00% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, with a par value $0.01 per share (“Series B Preferred Stock”) of Bank of Hawaii Corporation (the “Corporation”) are the only classes of our securities registered under Section 12 of the Securities Exchange Act of 1934.

The following summary of our Common Stock, the Depository Shares, Series A Preferred Stock and Series B Preferred Stock are based on and qualified in their entirety by our Amended and Restated Certificate of Incorporation, as amended (the “Amended Certificate of Incorporation”), our Amended and Restated Bylaws, as amended (the “Bylaws”), our Certificate of Designations of 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and our Certificate of Designations of 8.00% Fixed Rate Non-Cumulative Perpetual Stock Series B (each, a “Certificate of Designations” and collectively, the “Certificates of Designations”), our Deposit Agreements with Computershare Inc. and Computershare Trust Company, N.A., jointly, as Depositary, dated as of June 15, 2021 as to the Series A Preferred Stock and June 21, 2024 as to the Series B Preferred Stock (each, a “Deposit Agreement” and collectively, the “Deposit Agreements”), and applicable provisions of Delaware law. The following description of our Common Stock, Series A Preferred Stock and Series B Preferred Stock is a summary and does not purport to be complete. For a complete description of the terms and provisions of our Common Stock, Series A Preferred Stock, and Series B Preferred Stock, refer to the Amended Certificate of Incorporation, Bylaws, Certificates of Designations and Deposit Agreements, which are filed as exhibits to our Annual Report on Form 10-K or Current Report on Form 8-K. References herein to “we,” “us” or “our” refer to the Corporation.

COMMON STOCK

General

Under the Amended Certificate of Incorporation, we are authorized to issue 500,000,000 shares of Common Stock, par value of $0.01 per share.

Under the Amended Certificate of Incorporation, our board of directors (the “Board”) has the authority to issue Preferred Stock in one or more series and fix the terms of such stock without stockholder approval and the Preferred Stock will rank senior to the Common Stock as provided in the certificate of designation adopted by the Board. Preferred Stock may include the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions, which may have the effect of modifying the rights of the holders of Common Stock. Please see “Preferred Stock” for information about the rights and preferences of the outstanding Series A Preferred Stock and Series B Preferred Stock.

Voting Rights

Each share of our Common Stock is entitled to one vote per share on each matter voted upon by shareholders, subject to the rights of the holders of shares of Series A Preferred Stock, Series B Preferred Stock, and other preferred stock, if any, that may be outstanding.

Except as may otherwise be required by the Amended Certificate of Incorporation, Bylaws or Delaware law in respect of certain matters, the affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for any proposal to be adopted. Various matters, including the approval of certain amendments to the Amended Certificate of Incorporation, require the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding.

In voting for the election of directors, each share of Common Stock is entitled to one vote for each director to be elected. Our Bylaws provide for majority voting in uncontested elections of directors and plurality voting in contested elections. In an uncontested election, all candidates for directorships to be filled must receive more votes “for” their election than “against” their election in order to be elected. If the election is contested, the candidates for directorships to be filled receiving the most votes shall be elected, up to the number of available seats to be elected, without regard to the number of votes cast against or not cast. An election shall be considered contested if there are more nominees for election than director positions to be filled in that election.

Dividend Rights

The holders of shares of our Common Stock are entitled to receive dividends and other distributions if, as and when declared by the Board out of funds legally available for that purpose. These rights are subject to regulatory restrictions on the ability of the Corporation’s principal operating subsidiary, Bank of Hawaii, to pay dividends to the Corporation, any preferential rights and any sinking fund, redemption or repurchase rights of any outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and other preferred stock, if any. We are not permitted to pay dividends to holders of our Common Stock if we have not paid or provided for the dividends, if any, fixed with respect to any outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and other preferred stock, if any.

Liability for Calls and Assessments

The outstanding shares of our Common Stock are fully paid and non-assessable.

Preemptive or Other Rights

Holders of shares of our Common Stock do not have any conversion, preemptive, subscription or other rights as to additional issuances of shares of our Common Stock or of securities convertible into, or entitling the holder to purchase, shares of our Common Stock. No sinking fund is applicable to our Common Stock.

PREFERRED STOCK

General

Under the Amended Certificate of Incorporation, we are authorized to issue 20,000,000 shares of preferred stock. As of December 31, 2024, we have designated 180,000 shares as Series A Preferred Stock and 165,000 shares as Series B Preferred Stock, all of which were issued and outstanding on such date.

4.375% Fixed Rate Non-Cumulative Preferred Stock, Series A

The depositary is the sole holder of the Series A Preferred Stock, as described below under the section entitled “Description of Depositary Shares,” and all references herein to the holders of the Series A Preferred Stock mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series A Preferred Stock, as described below under “Description of Depositary Shares.”

8.00% Fixed Rate Non-Cumulative Preferred Stock, Series B

The depositary is the sole holder of the Series B Preferred Stock, as described below under the section entitled “Description of Depositary Shares,” and all references herein to the holders of the Series B Preferred Stock mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series

B Preferred Stock, as described below under “Description of Depositary Shares.”

Ranking

The shares of Series A Preferred Stock and Series B Preferred Stock rank: (i) senior, as to dividends and/or distribution of assets upon liquidation, dissolution or winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks at least pari passu with the Series A Preferred Stock and Series B Preferred Stock as to dividends and/or distributions of assets upon liquidation, dissolution, and winding up, as the case may be (collectively, “Series A and B Junior Securities”); (ii) on a parity, as to dividends and/or distributions of assets upon liquidation, dissolution or winding up of the Corporation, with each other and with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding unless it qualifies as Series A and B Junior Securities or, by its terms, it expressly provides that it ranks senior to the Series A Preferred Stock and Series B Preferred Stock as to dividends and/or distributions of assets upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A and B Parity Securities”); and (iii) junior, as to distributions of assets upon liquidation, dissolution, and winding up of the Corporation, to any existing or future indebtedness of the Corporation.

Voting Rights

The holders of shares of Series A Preferred Stock and Series B Preferred Stock generally have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of the Common Stock except (a) as expressly required by law, and (b) the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively, at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Amended Certificate of Incorporation including the respective Certificate of Designations creating the Series A Preferred Stock or Series B Preferred Stock Preferred Stock, so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively, taken as a whole; provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or Series B Preferred Stock Preferred Stock or authorized Common Stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to Series A Preferred Stock or Series B Preferred Stock Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively; and (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively, remain outstanding or are converted into or exchanged for preference securities of the new surviving or resulting entity or entity controlling such entity and (ii) the shares of the remaining Series A Preferred Stock or Series B Preferred Stock Preferred Stock, or new preferred securities have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock or Series B Preferred Stock Preferred Stock, respectively.

For purposes hereof, “Series A Dividend Period” and “Series B Dividend Period” mean the period from and including, respectively, a Series A Preferred Stock or Series B Preferred Stock Dividend Payment Date, but excluding the next Series A Preferred Stock or Series B Preferred Stock Dividend Payment Date, except that the initial Series A Preferred Stock or Series B Preferred Stock Dividend Period commenced on the respective Original Issue Date of the respective Series of Preferred Stock. A “Series A Preferred Stock or Series B Preferred Stock Dividend Payment Date” means February 1, May 1, August 1, and November 1 of each year, beginning on August 1, 2021 for the Series A Preferred Stock and August 1, 2024 for the Series B Preferred Stock.

If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of either or both of the Series A Preferred Stock or Series B Preferred Stock Preferred Stock for six quarterly Series A Preferred Stock or Series B Preferred Stock Dividend Periods, respectively, whether or not consecutive (a “Nonpayment Event”), the number of directors on the Board shall be automatically increased by two (2) and the holders of shares of Series A Preferred Stock and Series B Preferred Stock shall have the right, together with holders of any other equally ranked series of Preferred Stock that have similar voting rights (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of votes cast, to elect two (2) additional members of the Board (the “Preferred Stock Directors”) to fill such newly created directorships. The Board of Directors may at no time include more than two (2) Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

When dividends have been paid in full on the Series A Preferred Stock for at least four consecutive quarterly Series A Dividend Periods, then the right of the holders of Series A Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Series A Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

When dividends have been paid in full on the Series B Preferred Stock for at least four consecutive quarterly Series B Dividend Periods, then the right of the holders of Series B Preferred Stock to elect the Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of holders of the Series B Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors shall automatically be reduced accordingly.

Dividend Rights

Holders of Series A Preferred Stock will be entitled to receive, if, when, and as declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the Liquidation Preference of the Series A Preferred Stock at a rate equal to 4.375% per annum (“Series A Dividend Rate”) for each Series A Dividend Period from the Original Issue Date of the Series A Preferred Stock to, but not including, the redemption date of the Series A Preferred Stock, if any. For purposes hereof, “Liquidation Preference” means $1,000 per share of Series A Preferred Stock. If the Corporation issues additional shares of the Series A Preferred Stock after the Original Issue Date, dividends on such shares will accrue from the original issue date of such additional shares.

Holders of Series B Preferred Stock will be entitled to receive, if, when, and as declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the Liquidation Preference of the Series B Preferred Stock at a rate equal to 8.00% per annum (“Series B Dividend Rate”) for each Series B Dividend Period from the Original Issue Date of the Series B Preferred Stock to, but not including, the redemption date of the Series B Preferred Stock, if any. For purposes hereof, “Liquidation Preference” means $1,000 per share of Series B Preferred Stock. If the Corporation issues additional shares of the Series B Preferred Stock after the Original Issue Date, dividends on such shares will accrue from the original issue date of such additional shares.

So long as any share of Series A Preferred Stock or Series B Preferred Stock Preferred Stock remains outstanding, unless the full dividends for the immediately preceding Series A Preferred Stock or Series B Preferred Stock Dividend Period on all outstanding shares of Series A Preferred Stock and Series B B Preferred Stock, respectively, have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series A and B Junior Securities as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, other than (1) a dividend payable solely in Series A and B Junior Securities or (2) any dividend in connection with the implementation of a shareholder rights plan, or the redemption or repurchase of any rights under any such plan;

(ii) no shares of Series A and B Junior Securities as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation (other than (1) as a result of a reclassification of Series A and B

Junior Securities for or into other Series A and B Junior Securities, (2) the exchange or conversion of one share of Series A and B Junior Securities for or into another share of Series A and B Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A and B Junior Securities, (4) purchases, redemptions or other acquisitions of shares of Series A and B Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (5) the purchase of fractional interests in shares of Series A and B Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged); and

(iii) no shares of Series A and B Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by the Corporation (other than (1) pursuant to pro rata actions applicable to the Series A Preferred Stock or Series B Preferred Stock Preferred Stock and such Series A Preferred Stock or Series B Preferred Stock Parity Securities, if any, (2) as a result of a reclassification of Series A Preferred Stock or Series B Preferred Stock Parity Securities for or into other Series A Preferred Stock or Series B Preferred Stock Parity Securities, (3) the exchange or conversion of Series A Parity Securities for or into other Series A Preferred Stock or Series B Preferred Stock Parity Securities or Series A Preferred Stock or Series B Preferred Stock Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Preferred Stock or Series B Preferred Stock Parity Securities or (5) the purchase of fractional interests in shares of Series A Preferred Stock or Series B Preferred Stock Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged).

The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A and B Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock and Series B Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock or Series B Preferred Stock and any Series A and B Parity Securities for the immediately preceding dividend period and, in the case of Series A and B Parity Securities entitled to cumulative dividends, the related prior dividend periods, all dividends declared upon shares of both Series A and B Preferred Stock and any Series A and B Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series A Dividend Period and Series B Dividend Period per share on the Series A Preferred Stock and Series B Preferred Stock and accrued dividends, including any accumulations (if entitled hereto), on any Series A and B Parity Securities on a per share basis for the related prior periods, as the case may be, bear to each other for the then-current Series A Dividend Period and Series B Dividend Period.

Redemption Rights; Repurchase Rights

Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to August 1, 2026. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series A Dividend Periods and for the then-current Series A Dividend Period prior to, but excluding, the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within ninety (90) days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus (1) any declared and unpaid dividends for prior Series A Dividend Periods and (2) accrued but unpaid dividends (whether or not declared) for the then-current Series A Dividend Period to, but excluding, the redemption date, upon notice.

Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series B Preferred Stock is not redeemable prior to August 1, 2029. On and after that date, Series B Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series B Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends for prior Series B Dividend Periods and for the then-current Series B Dividend Period prior to, but excluding, the redemption date. Holders of Series B Preferred Stock will have no right to require the redemption or repurchase of Series B Preferred Stock. Notwithstanding the foregoing, within ninety (90) days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series B

Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus (1) any declared and unpaid dividends for prior Series B Dividend Periods and (2) accrued but unpaid dividends (whether or not declared) for the then-current Series B Dividend Period to, but excluding, the redemption date, upon notice. “Regulatory Capital Treatment Event” means, with respect to each of the Series A Preferred Stock and Series B Preferred Stock, the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Original Issue Date of any share of the respective series of preferred stock, or ; (2) any proposed change in those laws or regulations that is announced or becomes effective after the Original Issue Date of any share of the respective series of preferred stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Original Issue Date of any share of the respective series of preferred stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the respective series of preferred stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the Board of Governors of the Federal Reserve System’s capital adequacy regulations and policies (or, as and if applicable, the capital adequacy regulations and policies of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the respective series of preferred stock is outstanding.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A and B Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A and B Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Preferred Stock or Series B Preferred Stock Junior Securities as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, a liquidating distribution in the amount of the Liquidation Preference per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A and B Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their respective full liquidating distribution.

In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidating distribution in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, if any, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidating distribution has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidating distribution in full to all holders of Series B Preferred Stock and all holders of any Series B Parity Securities, if any, the amounts paid to the holders of Series B Preferred Stock and to the holders of all Series B Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidating distribution has been paid in full to all holders of Series B Preferred Stock and any Series B Parity Securities, the holders of the Corporation’s Series B Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

Liability for Calls and Assessments

The outstanding shares of our Series A and B Preferred Stock are fully paid and non-assessable.

Preemptive Rights

Holders of shares of our Series A and B Preferred Stock have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Description of Depositary Shares

In this “Description of Depositary Shares,” references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through The Depository Trust Company (“DTC”).

This section summarizes specific terms and provisions of the depositary shares relating to the Series A Preferred Stock and the Series B Preferred Stock. As described above, all of the Corporation’s outstanding series of preferred stock were offered as fractional interests in such shares of preferred stock in the form of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock or Series B Preferred Stock, as applicable, and is evidenced by a depositary receipt. The shares of Series A Preferred Stock or Series B Preferred Stock represented by depositary shares have been deposited under the Deposit Agreements. Subject to the terms of the Deposit Agreements, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights). We encourage you to read the Deposit Agreements for additional information.

The form of the depositary receipts and any provisions of the Deposit Agreements may at any time and from time to time be amended by agreement between the Corporation and the depositary; provided, however, that no such amendment which shall materially and adversely alter the rights of the holders of depositary receipts shall be effective against the holders of depositary receipts unless such amendment shall have been approved by the holders of depositary receipts representing in the aggregate at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the Deposit Agreements as amended thereby.

The Deposit Agreements may be terminated by the Corporation or the depositary if (i) all outstanding depositary shares issued thereunder have been redeemed, (ii) there shall have been made a final distribution in respect of the Series A Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the holders of depositary receipts representing depositary shares pursuant to the Deposit Agreements, or (iii) upon the consent of holders of receipts representing in the aggregate not less than a majority of the depositary shares outstanding.

Voting Rights

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock or the Series B Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited respective circumstances in which holders of Series A Preferred Stock or Series B Preferred Stock are entitled to a vote. Subject to the provisions of the respective Certificate of Designations, upon receipt of notice of any meeting at which the holders of the Series A Preferred Stock or Series B Preferred Stock are entitled to vote, the Depositary shall, if requested in writing and provided with all necessary information and documents, as soon as practicable thereafter, mail or electronically deliver to the record holders of depositary receipts the notice of meeting. Upon the written request of the holders of depositary receipts on the relevant record date, the depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series A Preferred Stock or Series B Preferred Stock represented by the depositary shares evidenced by all receipts as to which any particular voting instructions are received. The Corporation will take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to vote such Series A Preferred Stock or Series B Preferred Stock or cause such Series A Preferred Stock or Series B Preferred Stock to be voted. In the absence of specific instructions from the holders of depositary receipts, the depositary will not vote (but, at its discretion, may appear at any meeting with respect to such Series A Preferred Stock or Series B Preferred Stock unless directed to the contrary by the holders of all of the receipts) to the extent of the Series A Preferred Stock or Series B Preferred Stock represented by the depositary shares evidenced by such receipt.

Dividend Rights

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock or Series B Preferred Stock, as applicable.

Whenever Computershare, as dividend disbursing agent or redemption agent, shall receive any cash dividend or other cash distribution on the Series A Preferred Stock or Series B Preferred Stock, respectively, Computershare shall, and if received, in accordance with written instructions from the Corporation, distribute to record holders of receipts on the record date such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of depositary shares evidenced by the receipts held by such holders; provided, however, that in case the Corporation or Computershare shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series A Preferred Stock or Series B Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of depositary shares shall be reduced accordingly. Computershare, as dividend disbursing agent or redemption agent, shall distribute or make available for distribution, as the case may be and, if received, in accordance with the Corporation’s written instructions, only such amount, however, as can be distributed without attributing to any holder of receipts a fraction of one cent, and any balance not so distributable shall be held by Computershare (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by Computershare for distribution to record holders of receipts then outstanding.

Whenever the depositary shall receive any distribution other than cash, rights, preferences or privileges upon the Series A Preferred Stock or Series B Preferred Stock, respectively, the depositary shall distribute to record holders of receipts on the record date such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of depositary shares evidenced by such receipts held by such holders, in any manner that the depositary may deem equitable and practicable for accomplishing such distribution. If, in the opinion of the depositary, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Corporation or the depositary withhold an amount on account of taxes) the depositary deems, after consultation with the Corporation, such distribution not to be feasible, the depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall be distributed or made available for distribution, as the case may be, by Computershare to record holders of receipts in the case of a distribution received in cash.

Redemption Rights

Whenever the Corporation shall be permitted and shall elect to redeem shares of Series A Preferred Stock or Series B Preferred Stock, respectively, in accordance with the terms of the applicable Certificate of Designations, on the date of such redemption, provided that the Corporation shall then have paid or caused to be paid in full to Computershare the redemption price of the Series A Preferred Stock or Series B Preferred Stock to be redeemed, plus any other amount (if applicable) as provided in the Certificate of Designations, the depositary shall redeem the number of depositary shares representing such Series A Preferred Stock or Series B Preferred Stock. The depositary shall, if requested in writing and provided with all necessary information, mail or electronically deliver notice of the Corporation’s redemption of Series A Preferred Stock or Series B Preferred Stock, as the case may be, and the proposed simultaneous redemption of the number of depositary shares representing the Series A Preferred Stock or Series B Preferred Stock to be redeemed by first-class mail, postage prepaid, or by electronic mail not less than five (5) days and not more than sixty (60) days prior to the date fixed for redemption of such Series A Preferred Stock or Series B Preferred Stock and depositary shares (the “Redemption Date”), to the record holders of the receipts evidencing the depositary shares to be so redeemed at their respective last addresses (including e-mail addresses) as they appear on the records of the depositary, or transmit in accordance with the applicable procedures of any Global Receipt Depository or by such other method approved by the depositary, in its reasonable discretion; but neither failure to mail or electronically deliver any such notice of redemption of depositary shares to one or more such holders nor any defect in any notice of redemption of depositary shares to one or more such holders shall affect the sufficiency of the proceedings for redemption as to the other holders. “Global Receipt Depository” shall mean, with respect to any receipt, DTC or such other entity designated as Global Receipt Depository by the Corporation in or pursuant to the Deposit Agreement.

From and after the Redemption Date (unless the Corporation shall have failed to provide the funds necessary to redeem the Series A Preferred Stock or Series B Preferred Stock evidenced by the Depositary Shares called for redemption) (i) dividends on the shares of the Series A Preferred Stock or Series B Preferred Stock so called for redemption shall cease to accrue from and after such date, (ii) the depositary shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the holders of receipts evidencing such depositary shares (except the right to receive the amounts described in clause (iv) of this paragraph) shall, to the extent of such depositary shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the receipts evidencing any such depositary shares called for redemption (properly endorsed or assigned for transfer, if the depositary or applicable law shall so require), such depositary shares shall be redeemed by the depositary at a redemption price per depositary share equal to 1/40th of the redemption price per share of Series A Preferred Stock or Series B Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends (and not previously distributed to the holders of depositary shares) in accordance with the provisions of the applicable Certificate of Designations.

If fewer than all of the depositary shares evidenced by a receipt are called for redemption, the Depositary will deliver to the holder of such receipt upon its surrender to the depositary, together with the redemption payment, a new receipt evidencing the depositary shares evidenced by such prior receipt and not called for redemption.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Certain provisions of the Delaware General Corporation Law (DGCL), the Amended Certificate of Incorporation and the Bylaws may be deemed to have an anti-takeover effect. These provisions are briefly summarized below.

Delaware Law. The Corporation is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

Federal Banking Law. The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956, as amended, or BHCA, requires any “bank holding company” to obtain the approval of the Federal Reserve before acquiring, directly or indirectly, more than 5% of our outstanding common stock. Federal law also prohibits any person or company from acquiring “control” of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. “Control” is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities).

Business Combination Provisions. In addition to any vote required by the DGCL or other law, the Amended Certificate of Incorporation provides that a “Business Combination” (as defined in the Amended Certificate of Incorporation) requires the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. However, this vote will not be applicable to any particular Business Combination, and such Business Combination will require only such affirmative vote as is required by law and any other provisions of the Amended Certificate of Incorporation or the Bylaws, if there are one or more Continuing Directors then in office and if such Business Combination has been approved by the Board by (i) the affirmative vote of at least a majority of the then-authorized number of directors and (ii) the affirmative vote of at least a majority of the Continuing Directors then in office.

For this purpose, the term “Business Combination” generally means any merger, consolidation or sale of at least 10% of the book value of the Corporation’s consolidated assets in a transaction with any “Related Person.” A “Business Combination” also includes the issuance of the Corporation’s securities to any Related Person in exchange for cash, securities or other property with an aggregate Fair Market Value equal to 10% or more of the Fair Market Value of the issued and outstanding shares of Common Stock (as defined herein) of the Corporation, as well as the adoption of a plan proposed by or on behalf of a Related Person for the liquidation or dissolution of the Corporation or any reclassification, reverse stock split or subsidiary merger transaction that has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary that are directly or indirectly owned by any Related Person.

A “Related Person” generally means a 10% or greater beneficial owner of the then-outstanding shares of voting stock and certain affiliates and associates of such person.

Board Considerations. The Amended Certificate of Incorporation specifically empowers the Board of Directors to give due consideration, to the fullest extent permitted by law, to the independence and integrity of the Corporation’s operations, and the social, economic and environmental effects on the stockholders, employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located or that they serve when the Board of Directors is evaluating (i) any proposed transaction that would result in a person or entity becoming a Related Person, or (ii) in a Related Person increasing his ownership of capital stock of the Corporation, or (iii) any transaction or any proposed transaction with any other party, whether or not such other party is a Related Person, that would constitute a Business Combination if the other party to the transaction were or would thereby become a Related Person.

Special Meetings of Stockholders. Except as otherwise provided for pursuant to the provisions relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation. However, where a special meeting of stockholders is called for the purpose of acting upon a proposal made by or on behalf of a Related Person or, at any time that one or more Related Persons exist, by or at the request of a director who is not a Continuing Director as to all Related Persons, or where a Related Person otherwise seeks action requiring approval of stockholders, then, in addition to the aforesaid vote of directors, the affirmative vote of a majority of the Continuing Directors, if any, shall also be required to call such special meeting of stockholders. Special meetings of stockholders may not be called by any other person or persons (including our stockholders) or in any other manner.

Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws contain an advance notice provision regarding director nominations and other stockholder proposals. Generally, to be timely, notice of director nominations and other stockholder proposals must be received by our Secretary not less than 80 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information required to be provided by the Bylaws.

Limits on Written Consents. Except as otherwise provided for pursuant to the provisions relating to the rights of the holders of any series of Preferred Stock, the Amended Certificate of Incorporation does not permit our stockholders to take action by written consent.

Issuance of Blank Check Preferred Stock. The Board of Directors is authorized to issue, without further action by our stockholders, up to 20,000,000 shares of preferred stock with rights and preferences designated from time to time by the board of directors as described above under “Preferred Stock.” The existence of authorized but unissued shares of preferred stock may enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or otherwise.

Amendment Provisions. Amendments to the Amended Certificate of Incorporation must be approved by a majority vote of the Board of Directors and by a majority of the outstanding shares of our voting stock or, with respect to the amendment of certain provisions (regarding, among other things, provisions relating to number, classification, election and removal of directors, amendment of the bylaws, call of special stockholder meetings, director liability, and certain business combinations), by 66 2/3% of the outstanding shares of our voting stock. Additionally, amendments to the Bylaws must be approved by a majority vote of the Board of Directors or the affirmative vote of at least 66 2/3% of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, and, if at the time there exist one or more “Related Persons,” by the affirmative vote of the holders of at least a majority of the combined voting power of the “Disinterested Shares.”